

<ARTICLE>                     5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK>                         0000832095
<NAME>                        Krupp Insured Mortgage Limited Partnership

<PERIOD-TYPE>                   12-MOS
<FISCAL-YEAR-END>                              Dec-31-1998
<PERIOD-END>                                   Dec-31-1998
<CASH>                                         15,117,466
<SECURITIES>                                   117,757,533<F1>
<RECEIVABLES>                                  786,165
<ALLOWANCES>                                   0
<INVENTORY>                                    0
<CURRENT-ASSETS>                               1,552,130<F2>
<PP&E>                                         0
<DEPRECIATION>                                 0
<TOTAL-ASSETS>                                 135,213,294
<CURRENT-LIABILITIES>                          30,794
<BONDS>                                        0
<PREFERRED-MANDATORY>                          0
<PREFERRED>                                    0
<COMMON>                                       134,537,313<F3>
<OTHER-SE>                                     645,187<F4>
<TOTAL-LIABILITY-AND-EQUITY>                   135,213,294
<SALES>                                        0
<TOTAL-REVENUES>                               11,954,179<F5>
<CGS>                                          0
<TOTAL-COSTS>                                  0
<OTHER-EXPENSES>                               2,854,041<F6>
<LOSS-PROVISION>                               0
<INTEREST-EXPENSE>                             0
<INCOME-PRETAX>                                9,100,138
<INCOME-TAX>                                   0
<INCOME-CONTINUING>                            9,100,138
<DISCONTINUED>                                 0
<EXTRAORDINARY>                                0
<CHANGES>                                      0
<NET-INCOME>                                   9,100,138
<EPS-PRIMARY>                                  0<F7>
<EPS-DILUTED>                                  0<F7>

<F1>Includes  Participating  Insured Mortgages  ("PIMs") of $98,950,663 and
Mortgage-Backed  Securities ("MBS") of $18,806,870.
<F2>Includes  prepaid  acquisition  fees and expenses of $8,351,828 net of accumulated amortization of $7,184,808 and prepaid participation servicing fees of $2,556,092 net of accumulated amortization of $2,170,982.
<F3>Represents  total equity of General Partners and Limited Partners.  General
 Partners deficit of ($312,060) and Limited Partners equity of $134,849,373.
<F4>Unrealized gain on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $1,636,030 of amortization of prepaid fees and expenses.
<F7>Net  income  allocated  $273,004 to the General  Partners and $9,100,138 to
the Limited Partners. Average net income per Limited Partner interest is $.59 on 14,956,896 Limited Partner interests outstanding.

